SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                               (Amendment No.  )*
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                               INTEG INCORPORATED
                   -------------------------------------------
                                (Name of Issuer)

                                  Common Stock
                   -------------------------------------------
                         (Title of Class of Securities)

                                    458100104
                               ------------------
                                 (CUSIP Number)

                                 December 8, 2000
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             Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]  Rule  13d-1(b)

     [_]  Rule  13d-1(c)

     [_]  Rule  13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
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CUSIP No.  458100104
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     1    NAME  OF  REPORTING  PERSON
          I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON (Entities only)
          DSAM GLOBAL VALUE FUND
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     2    CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
          (a)  [  ]          (b)  [  ]
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     3    SEC  USE  ONLY

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     4    CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
                      CAYMAN ISLANDS
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                5     SOLE  VOTING  POWER
                      YES
NUMBER  OF      ----------------------------------------------------------------
SHARES          6     SHARED  VOTING  POWER
BENEFICIALLY
OWNED  BY       ----------------------------------------------------------------
EACH            7     SOLE  DISPOSITIVE  POWER
REPORTING
PERSON  WITH    ----------------------------------------------------------------
                8     SHARED  DISPOSITIVE  POWER

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     9    AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON

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     10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
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     11   PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
          100%
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     12   TYPE  OF  REPORTING  PERSON (See Instructions)
          FUND
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Item 3.   If  this  statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
          (c),  check  whether  the  person  filing  is  a:

          (a) [_] Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o)

          (b)  [_]  Bank  as  defined  in  Section 3(a)(6) of the Act (15 U.S.C.
                    78c)

          (c) [_] Insurance Company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c)

          (d)  [X]  Investment  Company  registered  under  Section  8  of  the
                    Investment  Company  Act  (15  U.S.C.  80a-8)

          (e)  [_]  An  investment  adviser  in  accordance  with
                    (S)240.13d-1(b)(1)(ii)(E)

          (f) [_] An employee benefit plan or endowment fund in accordance with (S)240.13d-1(b)(1)(ii)(F)

          (g) [_] A parent holding company or control person in accordance with (S)240.13d-1(b)(ii)(G)

          (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

          (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

          (j)  [_]  Group,  in  accordance  with  (S)240.13d-1(b)(1)(ii)(J)

Item  4.  Ownership.

         (a)  Amount  beneficially  owned:  694,000

         (b)  Percent  of  class:  7%

         (c)  Number  of  shares  to  which  the  person  has:

              (i)    Sole  power  to  vote  or  to  direct  the  vote:  100%

              (ii)   Shared power to vote or to direct the vote:

              (iii)  Sole  power  to dispose or to direct the disposition of:

              (iv)   Shared  power  to  dispose or to direct the disposition of:


Item  5.  Ownership  of  Five  Percent  or  Less  of  a  Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_]

Item  6.  Ownership  of  More  than  Five  Percent  on Behalf of Another Person.

          Not  Applicable.

                                  Signature

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

                                           Dated:  December 8, 2000

                                           /s/  Angelica Morrone
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                                               Signature

                                           COO,  DSAM
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                                               Name/Title